Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN INDUSTRIAL TECHNOLOGIES ACQUIRES CATCHING FLUIDPOWER AND ANNOUNCES PARKER NATIONAL RESELLER AGREEMENT

Bloomfield, Connecticut (December 19, 2011) – Kaman Corporation (NASDAQ-GS: KAMN) today announced that its subsidiary, Kaman Industrial Technologies Corporation (“Kaman”), has acquired the business of Catching FluidPower, Inc. (“Catching”), a leading distributor of fluid power products based in Bolingbrook, IL.  In conjunction with the acquisition, Parker Hannifin Corporation (“Parker”) has recognized Kaman nationally as a value-added reseller of Parker hydraulics, fluid connector and automation products.

Catching FluidPower

Founded in 1954, Catching is expected to generate sales of $43 million in 2011, and has approximately 90 employees.  Catching is one of Parker’s premier tri-motion distributors and covers a wide variety of product technologies including: hydraulic and pneumatic pumps, motors, valves, cylinders, manifolds, precision automation, instrumentation, hose and fittings, connectors, filtration products, seals and all other necessary fluid power components.  The business operates six locations in Illinois and Indiana and will become part of Kaman’s Industrial Distribution Segment.

Steven J. Smidler, President of Kaman, commented, “Catching is the leading player in the critical Chicago market for fluid power products.  This acquisition significantly expands our capabilities in that important category.  Similar to last year’s acquisition of Minarik in the automation and motion control space, we view Catching as an excellent platform which expands our range of technology-driven products demanded by customers. We are pleased that the senior management team of Catching, including its President, Richard J. Guminski, has agreed to join our team.”

Mr. Guminski said, “Catching and Kaman are a great strategic and operational fit.  This combination will benefit our customers by expanding our product offering and through the additional resources of Kaman, allow us to further strengthen the business.  We plan to continue to operate out of all existing locations as a full-line Parker distributor and we are also pleased with the expanded suite of opportunities this provides to our employees.  Our team is very excited by the possibilities for growth that joining the Kaman organization represents.”

Terms of the purchase were not disclosed.

Parker National Reseller Agreement

Parker’s national recognition of Kaman as a value-added reseller of Parker hydraulics, fluid connector and automation products will allow Kaman to have full access to the Parker motion technologies portfolio of products across all of its U.S. locations utilizing Parker’s Integrated Partners.

Neal J. Keating, Chairman, President and CEO of Kaman Corporation, commented “Our agreement with Parker is a major milestone in the history of Kaman.  We now have a unique market opportunity with the global leader in fluid power and motion control.  Our customers, who are looking for complete, integrated solutions, will benefit from this enhancement to our portfolio of hydraulic products.”

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  The company’s Aerospace Segment produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  More information is available at www.kaman.com.

###

Contacts:
Eric Remington
VP, Investor Relations
Kaman Corporation
(860) 243-6334
eric.remington@kaman.com

David Mayer
VP, Marketing
Kaman Industrial Technologies Corporation
(860) 687-5185
Dave.Mayer@Kaman.com